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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Watson Pharmaceuticals, Inc. dated January 26, 2001 of our report dated February 4, 1998, relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1997 and contained in Registration Statement No. 333-53312 of Watson Pharmaceuticals, Inc. on Form S-3 under the Securities Act of 1933 insofar as such report relates to the financial statements and financial statement schedules of Watson Pharmaceuticals, Inc. for the year ended December 31, 1999.


/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
January 26, 2001